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                                                                      EXHIBIT 12


                             AMERICAN AIRLINES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                Three Months Ended        Six Months Ended
                                                                     June 30,                  June 30,
                                                               ---------------------     ---------------------
                                                                 2000         1999         2000         1999
                                                               --------     --------     --------     --------
Earnings:
   Earnings before income taxes                                $    524     $    357     $    705     $    424

   Add: Total fixed charges (per below)                             270          249          534          495

   Less: Interest capitalized                                        33           27           69           58
                                                               --------     --------     --------     --------
      Total earnings                                           $    761     $    579     $  1,170     $    861
                                                               ========     ========     ========     ========

Fixed charges:
   Interest, including interest capitalized                    $     69     $     52     $    139     $    103

  Portion of rental expense representative of the interest
     factor                                                         201          197          394          392

   Amortization of debt expense                                      --           --            1           --
                                                               --------     --------     --------     --------
      Total fixed charges                                      $    270     $    249     $    534     $    495
                                                               ========     ========     ========     ========

Ratio of earnings to fixed charges                                 2.82         2.33         2.19         1.74
                                                               ========     ========     ========     ========